Exhibit 99.17
Talking Points for Employee Meetings Conducted by RVPs
and VPOs
(PHS)
Thank you for joining us here today. We are very pleased to share some exciting news with you regarding the future of our company.
For more than three decades, PHS has been at the forefront of the correctional healthcare field, providing exceptional value to the corrections agencies we serve and quality care to our patients.
Today we announced one of the most important steps in our company’s history. After careful consideration, we have decided to combine our parent company with the parent company of Correctional Medical Services (CMS), another innovative leader in the correctional healthcare field.
The new company will be focused on our merged companies’ commitment to collaboration and partnership with our clients. These values have been a part of each company’s culture and will remain our key priority as we move forward together.
The new company’s corporate headquarters will be in Brentwood, Tenn., and the operational headquarters will be in St. Louis, Missouri. We expect the transaction to close in the second quarter of 2011.
I know you are interested in who is going to be running this new combined company. As you might guess in a transaction such as this, it will be a combination of our current leadership and the leadership of CMS. And, I might add, I think the two management teams when operating as one, with your great help, will be absolutely the best in our business.
To be more specific, Rich Hallworth is going to be CEO, Stuart Campbell of CMS will be president and chief operating officer and Dick Miles, the current CEO of CMS, will be chairman of the board in a nonexecutive capacity. That means that he will not be involved in day-to-day management but he will represent our owners and be available to work with management as needed. Mike Taylor is expected to be the chief financial officer.
Each of them will spend time both in St. Louis and in Nashville. There will be further details about the organization and the various roles and responsibilities in the coming weeks.

I am sure you are asking yourself” what does this mean to me?” In the short term, it means business as usual as each company will continue to operate independently until the completion of the transaction anticipated in second quarter of 2011.
Long term, after the transaction closes, we will create one team with best-in-class experience, staffing depth, best practices and leadership on a solid financial platform. The combined company will have the resources needed to make additional investments in systems and innovations that will better serve our current and future clients. The new company’s current clients will benefit from improved operations, with no disruption in services. Additionally, the combined company will be well-positioned and have the resources required to serve a rapidly growing number of government agencies seeking private sector alternatives to manage correctional healthcare and most effectively using of taxpayer dollars.
Our new company will encourage and reward a culture that celebrates the very best of service and care in partnership with our clients. The people of our new company will bring a winning combination of innovation and experience that will deliver measurable value to our clients, growth opportunities for our employees and compassionate care for our patients.
The SEC has strict communication rules that we must follow between the announcement today and the shareholder vote on the combination. Please speak with your supervisor before engaging in any internal or external communication to ensure that you are in compliance with those guidelines. This transaction will likely generate significant attention from the press and investment community. As a reminder, if you receive any media or investor calls, or other outside inquiries regarding this situation, please direct them to Mike Taylor, our Executive Vice President and Chief Financial Officer (taylor@asgr.com).I am also sure you have many questions regarding our future, so we would be pleased to hear those at this time.
Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will file with the SEC a proxy statement with respect to the special meeting of stockholders that will be held to consider the merger. When completed and filed, the definitive proxy statement and a form of proxy will be mailed to the stockholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT AMERICA SERVICE GROUP AND THE PROPOSED MERGER. America Service Group’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC (in each case, when available) from the SEC’s website at http://www.sec.gov. America Service Group’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (in each case, when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, General Counsel, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website at www.asgr.com.

Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s stockholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010 and updated on May 28, 2010.